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                                                                    EXHIBIT 23.1

                          Independent Auditors' Consent


The Board of Directors
Hall-Houston Oil Company


We consent to the incorporation by reference in registration statement (No. 333-55940) on Form S-8 of Energy Partners, Ltd. of our report dated March 19, 2002 included herein, with respect to the consolidated balance sheets of Hall-Houston Oil Company and subsidiaries as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the three-year period ended December 31, 2001. Our report covering the 2001 consolidated financial statements refers to a change in the method of accounting for derivative instruments and hedging activities.



                                                   /s/ KPMG LLP

Houston, Texas
March 28, 2002